 Exhibit 10.3

EXECUTION COPY

LOAN AGREEMENT

Dated as of August 30, 2007,

among

CENVEO CORPORATION,
as Borrower,

CENVEO, INC.,
as a Guarantor,

LEHMAN COMMERCIAL PAPER INC.,
as Administrative Agent,

the Lenders party hereto

and

LEHMAN BROTHERS INC.,
as Sole Lead Arranger and Sole Book Manager

i

TABLE OF CONTENTS (continued)

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TABLE OF CONTENTS (continued)

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TABLE OF CONTENTS (continued)

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TABLE OF CONTENTS (continued)

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v

SCHEDULES

1.02	-	Material Contracts
1.03	-	Consolidated Adjusted EBITDA
2.01	-	Commitments and Applicable Percentages
5.01	-	Excluded Loan Parties
5.06	-	Litigation
5.08(b)	-	Existing Liens
5.08(c)	-	Owned Real Property
5.08(d)(i)	-	Leased Real Property (Lessee)
5.08(d)(ii)	-	Leased Real Property (Lessor)
5.08(e)	-	Existing Investments
5.09	-	Environmental Matters
5.13	-	Subsidiaries and Other Equity Investments; Loan Parties
5.17	-	Intellectual Property Matters
5.20	-	Labor Matters
6.12	-	Guarantors
7.02	-	Existing Indebtedness
7.09	-	Existing Burdensome Agreements
11.02	-	Administrative Agent’s Office, Certain Addresses for Notices
11.06	-	Processing and Recordation Fees

EXHIBITS
Form of

A	-	Loan Notice
B	-	[Intentionally Omitted]
C-1	-	Term Note
C-2	-	[Intentionally Omitted]
D	-	Compliance Certificate
E	-	Assignment and Assumption
F	-	Guaranty
G	-	[Intentionally Omitted]
H	-	[Intentionally Omitted]
I	-	[Intentionally Omitted]
J-1	-	Opinion Matters – General Counsel to Holdings
J-2	-	Opinion Matters – Special New York Counsel to Loan Parties
K	-	Joinder Agreement
L	-	[Intentionally Omitted]
M	-	Underwriting/Purchase Agreement
N	-	Registration Rights Agreement

LOAN AGREEMENT

This LOAN AGREEMENT (“Agreement”) is entered into as of August 30, 2007, among CENVEO CORPORATION, a Delaware corporation (the “Borrower”), CENVEO, INC., a Colorado corporation (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and LEHMAN COMMERCIAL PAPER INC., as Administrative Agent.

PRELIMINARY STATEMENTS:

The Borrower has entered into a Stock Purchase Agreement, dated as of July 17, 2007 (as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof, the “Purchase Agreement”), among the Borrower, as Buyer, Commercial Envelope Manufacturing Co., Inc. (the “Target”), William B. Wachtel as trustee under Ira B. Kristel Trust IV, as amended and restated u/t/d May 31, 2006, between Ira B. Kristel, as Grantor, and William B. Wachtel, as Trustee, a trust organized under the laws of the State of New York, Alan Kristel, an individual residing in the State of New York, Steven Kristel, an individual residing in the State of New York, and William B. Wachtel as representative of the Stockholders,  pursuant to which the Borrower will acquire (the “Target Acquisition”) all of the issued and outstanding Equity Interests of the Target.

The Borrower has requested that the Lenders provide a term loan facility, and the Lenders have indicated their willingness to provide the term loan facility on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01  Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition”, by any Person, means the purchase or acquisition in a single transaction or a series of related transactions by any such Person, individually or, together with its Affiliates, of (a) any Equity Interest of any other Person (other than an existing Subsidiary of the Borrower) which are sufficient such that such other Person becomes a direct or indirect Subsidiary of the Borrower or (b) all or a substantial portion of the Property, including, without limitation, all or a substantial portion of the property comprising a division, business unit or line of business, of any other Person (other than a Subsidiary of the Borrower), whether involving a merger or consolidation with such other Person.  “Acquire” has a meaning correlative thereto.

“Acquisition Debt” means Indebtedness permitted under Section 7.02(j) the proceeds of which are paid within ten (10) days of the incurrence thereof as part of the consideration in connection with an acquisition or purchase permitted under Section 7.03(h).

“Administrative Agent” means Lehman Commercial Paper Inc. in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Credit Exposures” means, at any time, the aggregate amount of the Term  Loans outstanding at such time.

“Agreement” means this Loan Agreement.

“Applicable Percentage” means, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Closing Date, such Term Lender’s Term Commitment at such time and (ii) thereafter, the principal amount of such Term Lender’s Term Loans at such time.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means 4.50% per annum for Eurodollar Rate Loans and 3.50% per annum for Base Rate Loans.  The Applicable Rate for Eurodollar Rate Loans and Base Rate Loans shall increase by 0.50% per annum on January 1, 2008 and shall increase by an additional 0.50% per annum upon each subsequent 90-day anniversary of such date.

“Appropriate Lender” means, at any time, a Lender that has a Commitment or holds a Term Loan at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended December 31, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdings and its Subsidiaries, including the notes thereto, in each case as included in Holdings Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

“Available Loss Proceeds” means the difference of (a) Loss Proceeds received during any fiscal year less (b) the amount of such proceeds that are applied to the repair of the property subject to such loss or to the purchase price of similar replacement property in either case within 120 days of receipt of such Loss Proceeds or, so long as Borrower gives written notice to the Administrative Agent within such 120 day period that it intends to so apply such Loss Proceeds, within 365 of receipt of such Loss Proceeds.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the Prime Rate in effect on such day.  Any change in the Base Rate due to a change in the Prime Rate actually available or the Federal Funds Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Base Rate Loan” means a Term Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Term Borrowing.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located or Stamford, Connecticut and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Cadmus” means Cadmus Communications Corporation, a Virginia corporation.

“Cadmus Change of Control Offer” means any offer to purchase the Cadmus Subordinated Notes required to be made to the holders thereof pursuant to the Cadmus Subordinated Notes Documents as a result of the Acquisition (as defined in the Existing Credit Agreement), and any purchase of the Cadmus Subordinated Notes resulting from such offer.

“Cadmus Subordinated Notes” means the 8-3/8% Senior Subordinated Notes due 2014 issued pursuant to the Cadmus Subordinated Notes Documents in an aggregate principal amount of $125,000,000.

“Cadmus Subordinated Notes Documents” means the Indenture, dated as of June 15, 2004, among Cadmus, the subsidiary guarantors party thereto and U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee, the Cadmus Subordinated Notes and all other agreements, instruments and other documents pursuant to which the Cadmus Subordinated Notes have been issued or otherwise setting forth the terms of the Cadmus Subordinated Notes.

“Cadmus Tender Offer” means the tender offer for and repurchase of all of the Cadmus Subordinated Notes made by the Borrower.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).  For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Existing Collateral Documents):

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any nationally-recognized securities dealer or any commercial bank, trust company, savings and loan association or savings bank that (i) (A) is a Lender or (B) is (x) organized under the laws of the United States of America, any state thereof or the District of Columbia, or a political subdivision thereof, (y) a U.S. branch of any such institution organized under the laws of any other country that is a member of the OECD, or (z) the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c)           commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d)           Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition, and

(e)           obligations with any Lender, any other bank or trust company described in clause (b) above, or any nationally-recognized securities dealer, in respect of the repurchase of obligations of the type described in clause (a) above, provided that such repurchase obligations shall be fully secured by obligations of the type described in said clause and the possession of such obligations shall be transferred to, and segregated from other obligations owned by, such Lender, such other bank or trust company or such securities dealer.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), except the Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis; or

(b)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)           any Person or two or more Persons acting in concert (excluding the Permitted Holders) shall have acquired by contract or otherwise, the power to exercise, directly or indirectly, a controlling influence over the management or policies of Holdings, or control over the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis representing 35% or more of the combined voting power of such securities; or

(d)           Holdings shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in the Borrower.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means a Term Commitment.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Condemnation Award” means all proceeds of any taking of real or personal property, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner, or transfer in lieu thereof.

“Consolidated Adjusted EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income for such Measurement Period:  (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable and tax contingencies, (iii) depreciation and amortization expense and (iv) all other non-cash items decreasing Consolidated Net Income (in each case of or by Holdings and its Subsidiaries for such Measurement Period), minus (b) the following to the extent added in calculating such Consolidated Net Income for such Measurement Period:  (i) Federal, state, local and foreign income tax credits and tax contingency credits and (ii) all non-cash items increasing

Consolidated Net Income (in each case of or by Holdings and its Subsidiaries for such Measurement Period), and excluding (c) without duplication, the following to the extent included in the calculation of Consolidated Net Income for such Measurement Period:  (i) cash restructuring, integration, impairment and related fees, expenses and charges in an aggregate amount of up to $20,000,000 incurred during the fiscal year ending December 31, 2007, (ii) non-cash restructuring, integration, impairment and related fees, expenses and charges, (iii) gain (loss) on the Disposition of non-strategic businesses and discontinued operations, (iv) stock based compensation expensed in accordance with Statement of Financial Account Standards 123R, (v) gain (loss) arising from the Tender Offer, the Cadmus Change of Control Offer or the Cadmus Tender Offer, (vi) non-cash gain (loss) on the early extinguishment of Indebtedness other than in connection with the Tender Offer, the Cadmus Change of Control Offer or the Cadmus Tender Offer, (vii) cumulative effect of changes in accounting principles, (viii) non-cash extraordinary gains and non-cash extraordinary losses for such Measurement Period and (ix) other non-cash non-recurring charges and expenses (in each case of or by Holdings and its Subsidiaries for such Measurement Period).  For the purpose of determining the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio, Consolidated Adjusted EBITDA shall be calculated on a Pro Forma Basis in accordance with the provisions in Section 1.03.  Notwithstanding the foregoing, (a) Consolidated Adjusted EBITDA shall be the amount set forth on Schedule 1.03 for each of the respective periods referenced therein and (b) for the fiscal quarter ending March 31, 2007, Consolidated Adjusted EBITDA, as calculated above, shall be determined by adding an adjustment of $8,000,000 for such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for Holdings and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than Holdings or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (e) above of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or similar legal entity) in which Holdings or a Subsidiary is a general partner or joint venturer, except to the extent such Indebtedness is expressly made non-recourse to Holdings or such Subsidiary.  For the purpose of determining the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio, Consolidated Funded Indebtedness shall be calculated on a Pro Forma Basis in accordance with the provisions in Section 1.03.

“Consolidated Interest Charges” means, at any date of determination, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP (but excluding (i) any premium paid in respect of the Senior Notes in connection with the Tender Offer or any prepayment, purchase or redemption of the Cadmus Subordinated Notes permitted under Section 7.15(g), (ii) any premium paid in respect of the Cadmus Subordinated Notes in connection with the Cadmus Tender Offer or the Cadmus Change of Control Offer and (iii) any write-off or acceleration of deferred financing fees associated with the Senior Notes, the Cadmus Subordinated Notes, the Existing Credit Agreement or the transactions contemplated by the Existing First Amendment), (b) all interest that is treated as “interest” under GAAP that is paid or payable with respect to discontinued operations, and (c) the portion of rent expense under Capitalized Leases that is treated as interest expense in accordance with GAAP, in each case, of or by Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period. For the purpose of determining the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio, Consolidated Interest Charges shall be calculated on a Pro Forma Basis in accordance with the provisions in Section 1.03; provided that:  (i) for purposes of calculating the amount of Consolidated Interest Charges for the Measurement Period ending March 31, 2007, such amount shall equal actual Consolidated Interest Charges (as calculated above) for the fiscal quarter ending March 31, 2007, multiplied by four (4); (ii) for purposes of calculating the amount of Consolidated Interest Charges for the Measurement Period ending June 30, 2007, such amount shall equal actual Consolidated Interest Charges (as calculated above) for the fiscal quarters ending March 31, 2007 and June 30, 2007, multiplied by two (2), and (iii) for purposes of calculating the amount of Consolidated Interest Charges for the Measurement Period ending September 30, 2007, such amount shall equal actual Consolidated Interest Charges (as calculated above) for the fiscal quarters ending March 31, 2007, June 30, 2007 and September 30, 2007, multiplied by four-thirds (4/3).

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA to (b) Consolidated Interest Charges.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated Adjusted EBITDA.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) the net income of any Subsidiary (other than any Loan Party) during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that Holdings’ equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (b) any income (or loss) for such Period of any Person if such Person is not a Subsidiary, except that Holdings’ equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Period to Holdings or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary (other than any Loan Party), such Subsidiary is not precluded from further distributing such amount as described in clause (a) of this proviso).  For the purpose of determining the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio, Consolidated Net Income shall be calculated on a Pro Forma Basis in accordance with the provisions in Section 1.03.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means a Borrowing.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans under the Term Facility plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum; and provided, further, that in no event shall the Default Rate exceed the Interest Rate Cap plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Delay Period” has the meaning specified in Section 2.15(a)(v).

“Disclosed Litigation” has the meaning set forth in Section 5.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equipment Loans” means those certain senior unsecured equipment loans owing by Washburn Graphics, Inc. and Cadmus Journal Services, Inc. (and Guaranteed by the Borrower, as successor to Cadmus) and set forth on Schedule 7.02 in an aggregate amount not to exceed $13,200,000.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in

Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent.

“Eurodollar Reserve Percentage” of any Lender for each Interest Period for any Eurodollar Rate Loan means the reserve percentage applicable to such Lender during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under Regulation D or other regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) then applicable to such Lender with respect to liabilities or assets consisting of or including “Eurocurrency liabilities” (as defined in Regulation D of the FRB) having a term equal to such Interest Period.

“Eurodollar Rate Loan” means a Term Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any fiscal year of Holdings, the excess (if any) of (a) Consolidated Adjusted EBITDA for such fiscal year minus (b) the sum (for such fiscal year) of (i) Consolidated Interest Charges actually paid in cash by Holdings and its Subsidiaries, (ii) principal repayments, to the extent actually made by the Borrower, of Existing Term Loans pursuant to Section 2.05(a) or (b)(iii), (iv) or (v) or Section  2.07 of the Existing Credit Agreement as in effect on the date hereof, (iii) all income taxes actually paid in cash by Holdings and its Subsidiaries, (iv) Capital Expenditures actually made by Holdings and its Subsidiaries in such fiscal year, (v) Restricted Payments by Holdings, to the extent actually made, permitted by Section 7.06(d), and (vi) all principal repayments and prepayments of Consolidated Funded Indebtedness (other than the Existing Obligations), to the extent actually made by Holdings or any Subsidiary, so long as such repayment or prepayment is permitted hereunder (including, without limitation, any prepayment, purchase, redemption or defeasance of the Subordinated Notes permitted under Section 7.15(d)).

“Exchange Date” has the meaning specified in Section 2.15(a)(i).

“Exchange Indenture” means an indenture that complies with the Trust Indenture Act of 1939, as amended, on terms substantially similar to the Subordinated Notes Indenture, and otherwise in form and substance reasonably satisfactory to the Lead Arranger, pursuant to which the Exchange Notes have been or will be issued.  In the event that the Exchange Notes are issued as “Additional Notes” under the Subordinated Notes Documents, references herein to the Exchange Indenture shall mean and be a reference to the Subordinated Notes Indenture.

“Exchange Note Interest Rate” means a fixed interest rate that will not exceed the greater of (i) the yield on the Subordinated Notes as of the date that is not less than 3, but not more than 5 Business Days prior to the Exchange Date as determined by the Lead Arranger plus 1.75% (or, if the Exchange Notes are rated lower than B3 by Moody’s and B- by S&P, in each case with a stable outlook, 2.00%) and (ii) the yield on the Lehman Brothers Single B Index as of the date that is not less than 3, but not more than 5 Business Days prior to the Exchange Date as determined by the Lead Arranger plus 1.75% (or, if the Exchange Notes are rated lower than B3 by Moody’s and B- by S&P, in each case with a stable outlook, 2.00%).

“Exchange Notes” has the meaning specified in Section 2.15(a)(ii).

“Exchange Notice” has the meaning specified in Section 2.15(a)(i).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation of the Borrower or Holdings hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower or Holdings is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower or Holdings with respect to such withholding tax pursuant to Section 3.01(a).

“Exempt Offering” has the meaning specified in Section 2.15(f).

“Existing Collateral” means the “Collateral” (as defined in the Existing Credit Agreement as in effect on the date hereof).

“Existing Collateral Documents” means the “Collateral Documents” (as defined in the Existing Credit Agreement as in effect on the date hereof).

“Existing Credit Agreement” means that certain Credit Agreement dated as of June 21, 2006 among the Borrower, Holdings, Bank of America, N.A., as agent, certain other co-syndication agents and co-documentation agents, and a syndicate of lenders, as amended by that certain First Amendment to Credit Agreement, dated as of March 7, 2007 (the “Existing First Amendment”), by and among the Borrower, Holdings, the lenders party thereto and Bank of America, N.A., as agent, and as further amended or supplemented and in effect from time to time.

“Existing Effective Date” means March 7, 2007.

“Existing Loan Documents” means the “Loan Documents” (as defined in the Existing Credit Agreement as in effect on the date hereof).

“Existing Loans” means the “Loans” (as defined in the Existing Credit Agreement as in effect on the date hereof).

“Existing Obligations” means the “Obligations” (as defined in the Existing Credit Agreement as in effect on the date hereof).

“Existing Term Loans” means the “Term Loans” (as defined in the Existing Credit Agreement as in effect on the date hereof).

“Facility” means the Term Facility.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average of the quotations (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the fee letter, dated August 8, 2007, among the Borrower, Holdings, Lehman Brothers Inc., Lehman Commercial Paper Inc. and Lehman Brothers Commercial Bank.

“Final Offering Documents” shall mean, a final offering memorandum in customary form for a “Rule 144A” high yield transaction or a final prospectus by an issuer pursuant to a registration statement on applicable form, in each case, with all information required by law or customary and reasonably believed by the Lead Arranger to be necessary (without undue expense or burden) for marketing the Exchange Notes, including without limitation, all information as would be necessary for the Lead Arranger to receive customary “comfort”

(including “negative assurance” comfort) from the Borrower’s independent public accounting firms in connection with the Exchange Notes.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantied Parties” means, collectively, the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons to which any Obligations are owing under the terms of the Loan Documents.

“Guarantors” means, collectively, Holdings, the Subsidiaries listed on Schedule 6.12 and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Guaranty” means, collectively, the Guaranty made by Holdings under Article X in favor of the Guarantied Parties and the Guaranty made by the Guarantors in favor of the Guarantied Parties, substantially in the form of Exhibit F, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” has the meaning specified in the introductory paragraph hereto.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 90 days after the date on which such trade account was created);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)           all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g)          all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any Affiliate of such Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)          all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation limited liability company or similar legal entity) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligations of any Person under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof due and payable by such Person as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Initial Lenders” means Lehman Commercial Paper Inc., Lehman Brothers Commercial Bank, and each of their Affiliates and Approved Funds.

“Insurance Proceeds” means all insurance proceeds (other than business interruption insurance proceeds), damages, awards, claims and rights of action with respect to any casualty or other loss, damage or destruction of any real or personal property of Holdings or its Subsidiaries.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the first Business Day of each January, April, July and October (commencing on January 1, 2008) and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date.

“Interest Rate Cap” means 11.5% per annum.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, Holdings’ and its Subsidiaries’ internal controls over financial reporting, in each case as described in the Securities Laws.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (C) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a Joinder Agreement executed and delivered in accordance with the provisions of Section 6.12, substantially in the form of Exhibit K hereto.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lead Arranger” means Lehman Brothers Inc., in its capacity as sole lead arranger and sole book manager.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Fee Letter, (e) each Joinder Agreement and (f) all other documents and agreements executed and delivered in connection with the Obligations hereunder.

“Loan Notice” means a notice of (a) a Term Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, in each case pursuant to Section 2.02(a).  Each Loan Notice, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Loss Proceeds” means the sum of (a) all Insurance Proceeds and (b) all Condemnation Awards, and payments in lieu thereof.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Loan Parties taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means, with respect to any Loan Party, each contract or agreement listed on Schedule 1.02 hereto and each other contract or agreement entered into after the Closing Date by any Loan Party the breach or termination of which could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means August 30, 2015; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Cap Ex Amount” has the meaning specified in Section 7.12.

“Maximum Dividend Amount” has the meaning specified in Section 7.06(d).

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)           with respect to any Disposition by any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents or the Existing Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b)           with respect to the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith.

“Non-Operating Subsidiary” means any non-operating, inactive Subsidiary with assets having a net book value of less than $100,000.

“Note” means a Term Note.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OECD” means the Organization for Economic Cooperation and Development.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means, with respect to all Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of Term Loans occurring on such date.

“Participant” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Holders” means Robert G. Burton, Sr., his immediate family and their heirs and estates and any Person (other than a natural Person and Holdings and its Subsidiaries) that is wholly-owned or otherwise directly Controlled by any of the foregoing, including, without limitation, Burton Capital Management, LLC.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower.

“Platform” has the meaning specified in Section 6.02.

“Preliminary Offering Documents” shall mean a preliminary offering memorandum in customary form for a “Rule 144A” high yield transaction or a preliminary prospectus by an issuer pursuant to a registration statement on applicable form, in each case, with all information required by law or customary and reasonably believed by the Lead Arranger to be necessary

(without undue expense or burden) for marketing the Exchange Notes, including without limitation, all information as would be necessary for the Lead Arranger to receive customary “comfort” (including “negative assurance” comfort) from the Borrower’s independent public accounting firms in connection with the Exchange Notes.

“Prime Rate” means the prime lending rate as set forth on the British Banking Association Telerate Page 5 (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rate), as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

“Pro Forma Basis” has the meaning specified in Section 1.03.

“Purchase Agreement” has the meaning specified in the preliminary statements hereto.

“Register” has the meaning specified in Section 11.06(c).

“Registered Offering” has the meaning specified in Section 2.15(f).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of Holdings as prescribed by the Securities Laws.

“Registration Rights Agreement” means a registration rights agreement in respect of the Exchange Notes in the form of Exhibit N.

“Related Documents” means (a) the Existing Loan Documents, (b) the Purchase Agreement, (c) the Subordinated Notes Documents and (d) all Material Contracts.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means with respect to a Borrowing, conversion or continuation of Term Loans, a Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the Total Outstandings; provided that the portion of the Total Outstandings held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB, each as amended.

“Senior Notes” means the 9-5/8% Senior Notes due 2012 issued pursuant to that certain Indenture dated as of March 13, 2002 among the Borrower (formerly known as “Mail-Well I Corporation”), the guarantors party thereto and U.S. Bank National Association (as successor to State Street Bank and Trust Company), as trustee.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Notes” means the 7-7/8% Senior Subordinated Notes due 2013 (Series A and Series B) issued pursuant to the Subordinated Notes Documents.

“Subordinated Notes Documents” means the Subordinated Notes Indenture, the Subordinated Notes and all other agreements, instruments and other documents pursuant to which the Subordinated Notes have been or will be issued or otherwise setting forth the terms of the Subordinated Notes.

“Subordinated Notes Indenture” means the Indenture dated as of February 4, 2004 by and among the Borrower (formerly known as “Mail-Well I Corporation”), the guarantors party thereto and U.S. Bank National Association, as trustee.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement governing any transaction described in clause (a) above (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target” has the meaning specified in the preliminary statements hereto.

“Target Acquisition” has the meaning specified in the preliminary statements hereto.

“Target Assumed Indebtedness” means any indebtedness that prior to the Closing Date was indebtedness of the Target and will remain outstanding on and as of the Closing Date in accordance with Section 7.02.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” means the tender offer for and repurchase of all of Senior Notes.

“Tender Offer Documents” means the offer to Purchase and Consent Solicitation Statement and the Letter of Transmittal and Consent, each prepared in connection with the Tender Offer.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01.

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate amount of the Term Commitments as of the Closing Date is $175,000,000.

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Lender” means at any time, (a) on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under the Term Facility.

“Term Note” means a promissory note made by the Borrower in favor of a Term Lender, evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C-1.

“Threshold Amount” means $35,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transaction” means, collectively, (a) the Target Acquisition, (b) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party and the borrowings thereunder, (c) the borrowings under the Existing Credit Agreement referred to in Section 4.01(e)(i) and (d) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Underwriting/Purchase Agreement” means an agreement for the Exchange Notes in the form of Exhibit M.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States of America and that is not a CFC.

1.02  Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03  Accounting Terms.

(a)  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)  Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)  Pro Forma Calculations.  Notwithstanding anything herein to the contrary, any calculation of the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio for any Measurement Period during which an Acquisition or Disposition shall have occurred (or shall be deemed to have occurred for the purposes described in clause (iii) of this Section 1.03(c)) shall each be made on a Pro Forma Basis for purposes of making the following determinations:

(i)  [intentionally omitted];

(ii)  determining compliance with the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio (other than whether the conditions precedent for a proposed transaction have been satisfied as contemplated by subsection (iii) of this Section 1.03(c));

(iii)  determining whether the conditions precedent have been satisfied for a proposed transaction which is permitted hereunder only so long as no Default will result from the consummation thereof, including, without limitation, any Disposition or any Investment which results in an Acquisition; and

(iv)  determining whether a mandatory prepayment is required to be made by the Borrower pursuant to Section 2.05(b)(ii) or (v).

“Pro Forma Basis” means, for purposes of calculating any financial ratio (including the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio) or financial amount for any Measurement Period for any of the purposes specified in this Section 1.03(c), and with respect to each proposed Acquisition or Disposition and each such transaction actually consummated in such Measurement Period, that such financial ratio or financial amount shall be calculated on a pro forma basis based on the following assumptions:  (a) each such transaction shall be deemed to have occurred on the first day of such Measurement Period; (b) any funds to be used by any Person in consummating any such transaction will be assumed to have been used for that purpose as of the first day of such Measurement Period; (c) any Indebtedness to be incurred by any Person in connection with the consummation of any such transaction will be assumed to have been incurred on the first day of such Measurement Period; (d) the gross interest expenses, determined in accordance with GAAP, with respect to such Indebtedness assumed to have been incurred on the first day of such Measurement Period that bears interest at a floating rate shall be calculated at the current rate (as of the date of such calculation) under the agreement governing such Indebtedness (including this Agreement if the Indebtedness is incurred hereunder); and (e) any gross interest expense, determined in accordance with GAAP, with respect to Indebtedness outstanding during such Measurement Period that was or is to be refinanced with proceeds of a transaction assumed to have been incurred as of the first day of the Measurement Period will be excluded from such calculations (and to the extent not already excluded pursuant to clause (a) or (b) above, the principal amount of such Indebtedness shall be excluded).  “Pro Forma Basis” may also include such adjustments for expected cost savings as forecasted by the Borrower in a reasonable manner with appropriate supporting documentation and representations by management, reasonably satisfactory to the Administrative Agent.

(d)  Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of Holdings and its Subsidiaries or to the determination of any amount for Holdings and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Holdings is required to consolidate pursuant to FASB Interpretation No. 46 –

Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04  Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05  Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06  [Intentionally Omitted].
ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01  The Loans.

Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Term Lender’s Term Commitment.  The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Term Commitments.  Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.  Term Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.

2.02  Borrowings, Conversions and Continuations of Loans.

(a)           Borrowings, Conversions and Continuations Generally. Each Term Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 12:00 Noon (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, a conversion of Term Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Notice to Lenders and Funding of Borrowings. Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the Facility of the Term Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  In the case of a Term Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 PM on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower on such Business Day in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)           Eurodollar Rate Loans. Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)           Notice of Interest Rate. The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           Interest Periods. After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than six (6) Interest Periods in effect in respect of the Term Facility.

2.03  [Intentionally Omitted].

2.04  [Intentionally Omitted].

2.05  Prepayments.

(a)           Optional.

(i)  Term Loans.  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 12:00 Noon three Business Days prior to any date of prepayment of such Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the Facility).  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the principal of the Term Facility, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of the Term Facility.

(b)           Mandatory.

(i)     [Intentionally Omitted].

(ii)   Excess Cash Flow. If the Consolidated Leverage Ratio for any fiscal year of Holdings commencing with the fiscal year ending December 31, 2007 is greater than 3.50 to 1.0 on a Pro Forma Basis as of the end of such fiscal year, no more than five Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b) for such fiscal year, the Borrower shall prepay an aggregate principal amount of Loans equal to the excess (if any) of (A) 100% of Excess Cash Flow for the fiscal year covered by such financial statements over (B) the aggregate principal amount of Existing Term Loans prepaid pursuant to Section 2.05(a)(i) of the Existing Credit Agreement as in effect on the date hereof.

(iii)  Dispositions.  If any Loan Party or any of its Subsidiaries Disposes of any property (other than any Disposition of any property permitted by Section 7.05(a) through (h)) which results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds within two (2) Business Days of receipt thereof by such Person; provided, however, that, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.05(b)(iii), at the election of the Borrower (as notified by the Borrower to the Administrative Agent no more than two (2) Business Days after the date of such Disposition), and so long as no Default shall have occurred and be continuing, such Loan Party or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as within 365 days after the receipt of such Net Cash Proceeds, such purchase shall have been consummated (as certified by the Borrower in writing to the Administrative Agent); and provided further, however, that any Net Cash Proceeds not so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b)(ii).

(iv)  Loss Proceeds.  Within five Business Days after financial statements have been delivered pursuant to Section 6.01(a), the Borrower shall prepay an aggregate principal amount of Loans in an amount equal to 100% of the excess (if any) of (A) Available Loss Proceeds for the immediately preceding fiscal year, less (B) the amount of any voluntary prepayments of the Existing Term Loans during such prior fiscal year; provided, however, that, notwithstanding the forgoing, within two (2) Business Days of receipt of Loss Proceeds from any single casualty or taking, or series of related casualties or takings, in excess of the Threshold Amount, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of such Loss Proceeds.

(v)  Debt Issuance.  Upon the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Indebtedness (other than permitted Acquisition Debt and other Indebtedness expressly permitted to be incurred or issued pursuant to Sections 7.02(a) through (i) and Sections 7.02(k), (l) and (m)), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary; provided, however, that if the Consolidated Leverage Ratio (calculated on a Pro Forma Basis based on the most recently delivered Compliance Certificate and financial statements delivered pursuant to Section 6.01(a) or (b)) is less than or equal to 3.50 to 1.0, no prepayment under this Section 2.05(b)(v) shall be required.

(vi)   Application of Prepayments Generally.  Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.05(b) shall be applied to the principal of the Term Facility.

(vii)   [Intentionally Omitted].

(viii)  Notwithstanding anything to the contrary contained herein, no prepayments of Term Loans shall be required pursuant to this Section 2.05(b) except to the extent of, and not to exceed, the amount of Excess Cash Flow, Net Cash Proceeds or Available Loss Proceeds, as the case may be, required to be applied toward such prepayment remaining after any required payment of the Existing Loans pursuant to the Existing Credit Agreement as in effect on the date hereof (it being understood that amounts actually applied toward prepayment of the Existing Loans shall reduce the amount required to be applied toward prepayments hereunder).

(c)           Prepayment Accounts.  Amounts to be applied as provided in clause (b) above to the prepayment of Loans shall be applied first to reduce outstanding Base Rate Loans.  Any amounts remaining after each such application shall, at the option of the Borrower, be applied to prepay Eurodollar Rate Loans immediately and/or shall be deposited in a separate Prepayment Account (as defined below) for such Eurodollar Rate Loans.  The Administrative Agent shall apply any cash deposited in the Prepayment Account to prepay Eurodollar Rate Loans on the last day of their respective Interest Periods (or, at the direction of the Borrower, on any earlier date) until all outstanding Eurodollar Rate Loans have been prepaid or until all the allocable cash on deposit in the Prepayment Account has been exhausted.  For purposes of this Agreement, the term “Prepayment Account” shall mean an account established by the Borrower with the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this clause (c).  The Administrative Agent will, at the request of the Borrower, invest amounts on deposit in the Prepayment Account in Cash Equivalents that mature prior to the last day of the applicable Interest Periods of the Eurodollar Rate Loans to be prepaid; provided, however, that (i) the Administrative Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Administrative Agent to be in, or would result in any, violation of any Law, (ii) such Cash Equivalents shall be subjected to a first priority perfected security interest in favor of the Administrative Agent and (iii) if any Event of Default shall have occurred and be continuing, the selection of such Cash Equivalents shall be in the sole discretion of the Administrative Agent.  The Borrower shall indemnify the Administrative Agent for any losses relating to such investments in Cash Equivalents so that the amount available to prepay Eurodollar Rate Loans on the last day of the applicable Interest Periods is not less than the amount that would have been available had no investments been made pursuant hereto.  Other than any interest or profits earned on such investments, the Prepayment Accounts shall not bear interest.  Interest or profits, if any, on the investments in any Prepayment Account shall accumulate in such Prepayment Account and, so long as no Event of Default has occurred and is continuing, shall be paid by the Administrative Agent to the Borrower at the end of each fiscal quarter.  If the maturity of the Loans has been accelerated pursuant to Section 8.02, the Administrative Agent may, in its sole discretion, apply such funds to satisfy any of the Obligations.  The Borrower hereby pledges and assigns to the Administrative Agent, for its benefit and the benefit of the Lenders, each Prepayment Account established to secure the Obligations.

(d)           Prepayments Under Subordinated Notes Documents.  Anything contained in Section 2.05(b) to the contrary notwithstanding, (i) if, following the occurrence of any “Asset Sale” (as such term is defined in each of the Subordinated Notes Documents and the Cadmus Subordinated Notes Documents) by any Loan Party or any of its Subsidiaries, the Borrower is required to apply an amount equal to any of the “Net Proceeds” (as defined in each of the Subordinated Notes Documents and the Cadmus Subordinated Notes Documents) thereof in a particular manner, or to apply by a particular date (an “Application Date”) an amount equal to any such “Net Proceeds” in a particular manner, in either case in order to excuse the Borrower from being required to offer to repurchase Subordinated Notes or Cadmus Subordinated Notes, and the Borrower shall have failed to so commit or to so apply an amount equal to such “Net Proceeds” at least 30 days before the applicable Application Date, or (ii) if the Borrower at any other time shall have failed to apply or cause to be applied an amount equal to any such “Net Proceeds”, and, within 30 days thereafter assuming no further application of an amount equal to such “Net Proceeds” the Borrower would otherwise be required to offer to repurchase Subordinated Notes or Cadmus Subordinated Notes, then in either such case the Borrower shall pay or cause to be paid to the Administrative Agent no later than fifteen (15) days prior to such Application Date an amount equal to such “Net Proceeds” to be applied to the payment of the Loans (to the extent not applied to the payment of the Existing Loans pursuant to Section 2.05(d) of the Existing Credit Agreement as in effect on the date hereof) in the manner set forth in Section 2.05(b) in such amounts as shall excuse the Borrower from making any offer to repurchase the Subordinated Notes or the Cadmus Subordinated Notes.

2.06  Termination or Reduction of Commitments.

(a)           [Intentionally Omitted].

(b)           Mandatory.  The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of the Term Borrowing.

(c)           [Intentionally Omitted].

(d)           [Intentionally Omitted].

2.07  Repayment of Loans.

The Borrower shall repay to the Term Lenders on the Maturity Date the aggregate principal amount of all Term Loans outstanding on such date.

2.08  Interest.

(a)           Interest Rates. Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; provided, however, that in no event shall the rate of interest on the Loans payable pursuant to the provisions of this Section 2.08(a) exceed the Interest Rate Cap.

(b)           Default Rate.

(i)  If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)  If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)  While any Event of Default exists under Section 8.01(a), or upon the request of the Required Lenders while any Event of Default exists under any other provision of Section 8.01, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)   Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest Payment Date. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09  Fees.

The Borrower shall pay to the Lead Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10  Computation of Interest and Fees.

All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11  Evidence of Debt.

(a)           Accounts and Records of Credit Extensions. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           [Intentionally Omitted].

2.12  Payments Generally; Administrative Agent’s Clawback.

(a)           General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           Presumptions by the Administrative Agent.

(i)  Funding by Lenders.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of

Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)  Payments by Borrower.  Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.04(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)           Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.13  Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of the Facility due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of the Facility owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under (a) or (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facility then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(1)           if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(2)           the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14  [Intentionally Omitted].

2.15  Exchange Notes.

Unless the Administrative Agent otherwise consents in writing:

(a)           Issuance.

(i)  Subject to Section 2.15(a)(v), at the option of the Administrative Agent, after consultation with the Borrower, the Administrative Agent shall give the Borrower at least 30 days’ (or such shorter period as may be agreed by the Borrower and the Administrative Agent) prior written notice (such notice, an “Exchange Notice”) (A) specifying the proposed date for the exchange and conversion of the Loans into Exchange Notes issued pursuant to the Exchange Indenture (such date, the “Exchange Date”), (B) attaching the form of the Exchange Indenture, (C) providing (i) all information regarding any Lenders that would be required to be included in a registration statement relating to the resale of securities by such Lenders and (ii) in the event that the Exchange Notes will be re-sold in either (x) an offering registered pursuant to the Securities Act, or (y) in an offering pursuant to exemption(s) from registration under the Securities Act, the Lenders’ intended plan of distribution for the Preliminary Offering Documents and (D) specifying whether the Exchange Notes will be (i) re-sold in either (x) an offering registered pursuant to the Securities Act, or (y) in an offering pursuant to exemption(s) from registration under the Securities Act and, if the latter, specifying on what exemption(s) from registration under the Securities Act such Lenders will rely or (ii) converted and held by the Lenders; provided, however, that in the case of either (x) an offering pursuant to exemption(s) from registration under the Securities Act or (y) any conversion without an offering, the Borrower shall execute the Registration Rights Agreement.

(ii)  On the Exchange Date, the Borrower and the Guarantors will execute and deliver the Exchange Indenture (or, if the Exchange Notes are to be issued under the Subordinated Notes Indenture, the Borrower and the Guarantors will take such actions as are required under the Subordinated Notes Indenture to issue the Exchange Notes).  On the terms and subject to the conditions set forth in this Agreement, each Lender shall receive exchange notes (the “Exchange Notes”) issued pursuant to the Exchange Indenture in exchange for all of its Loans then outstanding in a principal amount equal to 100% of the aggregate principal amount of such Loans, and such Loans shall be deemed converted into the Exchange Notes as a result of such exchange.

(iii)  The Borrower agrees that, on or prior to the Exchange Date: (A) the Borrower shall have issued the applicable Exchange Notes pursuant to the Exchange Indenture substantially in the applicable form set forth therein and (B) the Borrower shall have provided to the Administrative Agent a copy of resolutions of the applicable board of directors of the Borrower and the Guarantors approving the execution and delivery of the Exchange Indenture (or, if the Exchange Notes are to be issued under the Subordinated Notes Indenture, a copy of resolutions of the applicable board of directors of the Borrower and the Guarantors approving the execution and delivery of appropriate documentation pursuant to the issuance of the Exchange Notes under the Subordinated Notes Indenture) and, in the case of the Borrower, the issuance of the applicable Exchange Notes, together with a customary certificate of the secretary of the Borrower or such Guarantor as to such resolutions.

(iv)  Notwithstanding any other provision of this Agreement, it is expressly agreed and acknowledged that (A) each exchange of a Loan for Exchange Notes shall not operate as a novation of the Indebtedness represented by such Loan and (B) the Indebtedness represented by the Exchange Notes shall be deemed to be a conversion of the Loans into the Exchange Notes.

(v)   Notwithstanding the foregoing provisions of this Section 2.15(a), following delivery of an Exchange Notice from the Lead Arranger, the Borrower may within five business days thereof notify the Lead Arranger that the Board of Directors of the Borrower has resolved that the Borrower has a bona fide business purpose or reason (and shall describe to the Lead Arranger in reasonable detail all material facts underlying such resolution) to delay, without liability of any kind, the conversion of the Loans into Exchange Notes and the related offering and sale of the Exchange Notes for a period or periods (each a “Delay Period”) expiring upon the earlier to occur of (A) the date on which such business purpose or reason ceases or (B) 45 days after the Borrower notifies the Lead Arranger of such good faith determination; provided, however, that the Delay Period shall expire 30 days after the Borrower notifies the Lead Arranger of such good faith determination if the Lead Arranger shall not consent to the imposition of the Delay Period.  There shall not be more than 45 days of Delay Periods during any 12-month period.

(b)           Terms.  All Exchange Notes shall be issued by the Borrower and shall be guaranteed by the Guarantors on the terms set forth in the Exchange Indenture.  The Exchange Notes shall bear interest at the Exchange Note Interest Rate as set forth in the Exchange Indenture, which interest shall accrue on the principal amount of such Exchange Notes and be payable on the terms set forth in the Exchange Indenture.  Following the issuance of the Exchange Notes, all terms thereof shall be governed by the Exchange Indenture and not by this Agreement.

(c)           Procedure for Issuance.  Subject to Section 2.15(a)(v), if an offering of the Exchange Notes is to be undertaken in connection with such exchange or otherwise, not more than 5 Business Days and no less than 3 Business Days prior to the Exchange Date specified in the Exchange Notice (or, in the case of clause (ii) below, on the Exchange Date):

(i)  the Borrower shall issue and deliver to the Administrative Agent the Exchange Notes requested pursuant to such Exchange Notice (and, on the Exchange Date, the Administrative Agent shall deliver such Exchange Notes to the applicable Lenders);

(ii)  the Borrower shall pay to the Administrative Agent for the account of the Lenders all accrued and unpaid interest and all other amounts due hereunder with respect to the Loans being exchanged through the Exchange Date, together with any additional amounts required pursuant to Section 3.05;

(iii) the Borrower shall deliver, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, such other certificates, documents, consents or opinions specified in the Underwriting/Purchase Agreement; and

(iv) the Borrower shall take such further actions as may be required by the trustee to effect the issuance of the Exchange Notes in accordance with the terms hereof and under, but subject to, the Exchange Indenture.

(d)           Additional Covenants.  If an offering of the Exchange Notes is to be undertaken in connection with such exchange or otherwise, Holdings and the Borrower will do all commercially reasonable things required in the reasonable opinion of the Lead Arranger, in connection with the conversion of the Loans into the Exchange Notes and initial resale of the Exchange Notes, and as soon as practicable, but in no event more than 20 days prior to the Exchange Date, (A) Holdings and the Borrower shall have prepared and delivered to the Lead Arranger the Preliminary Offering Documents, (B) if requested by the Lead Arranger, Holdings and the Borrower shall have made appropriate officers of

Holdings and the Borrower available as reasonable and customary for meetings with rating agencies, and obtained a rating for such Exchange Notes from Moody’s and S&P and (C) Holdings and the Borrower shall have cooperated (without any obligation to incur undue cost) with the Lead Arranger in preparing “road show” or “bank meeting” materials as reasonably requested by the Lead Arranger in customary form for the Exchange Notes.  Subject to Section 2.15(a)(v), during the 15-day period prior to the Exchange Date, Holdings and the Borrower shall have made senior executives of Holdings and the Borrower available for “road show” or other appropriate marketing presentations in the United States as is reasonable and customary for the Exchange Notes and otherwise cooperate as reasonably requested by the Lead Arranger in marketing the Exchange Notes.

(e)          Subject to Section 2.15(a)(v), if the Borrower fails to comply in any material respect with the covenants set forth above in this Section 2.15 on or before the Exchange Date, then the Lenders shall retain all of their rights and remedies with respect to the Loans pursuant to this Agreement until such covenants are satisfied, unless the Administrative Agent, in its sole discretion, waives compliance with any such covenants and causes the Loans to be converted into Exchange Notes.

(f)           In connection with the conversion of the Loans into an equal principal amount of Exchange Notes, the Lead Arranger shall determine, in its discretion, whether the Exchange Notes will be (a) offered and sold to the public pursuant to a registration statement (a “Registered Offering”) filed under the Securities Act or (b) offered and sold (i) to “qualified institutional buyers” as defined in Rule 144A promulgated under the Securities Act and (ii) outside the United States to certain persons who are not U.S. Persons (as defined in Regulation S under the Securities Act) in offshore transactions in reliance on Regulation S (an “Exempt Offering”).  In the event that the Exchange Notes are offered and sold pursuant to a Registered Offering, the Borrower, the Guarantors, and the Lead Arranger shall as and when appropriate enter into a single agreement in the form of the agreement attached as Exhibit M hereto revised to reflect a Registered Offering and, alternatively, in the event that the Exchange Notes are offered and sold pursuant to an Exempt Offering, the Borrower, the Guarantors, and the Lead Arranger shall enter into a single agreement in the form of the agreement attached as Exhibit M hereto revised to reflect an Exempt Offering.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01  Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower or Holdings hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or Holdings, as the case may be, shall make such deductions and (iii) the Borrower or Holdings, as the case may be, shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrower and Holdings.  Without limiting the provisions of subsection (a) above, the Borrower and Holdings shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrower and Holdings.  The Borrower and Holdings shall jointly and severally indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or Holdings, as the case may be, to a Governmental Authority, the Borrower or Holdings, as the case may be, shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower or Holdings, as the case may be, is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and Holdings (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, Holdings or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower, Holdings or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower, Holdings or the Administrative Agent as will enable the Borrower, Holdings or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, if the Borrower or Holdings, as the case may be, is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower, Holdings and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower, Holdings or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)  duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)  duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)  in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower or Holdings within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of  Internal Revenue Service Form W-8BEN, or

(iv)  any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f)           Treatment of Certain Refunds.  If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or Holdings, as the case may be, or with respect to which the Borrower or Holdings, as the case may be, has paid additional amounts pursuant to this Section, it shall pay to the Borrower or Holdings, as the case may be, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or Holdings under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower or Holdings, as the case may be, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower or Holdings (plus any penalties, interest or other charges imposed by the relevant Governmental Authority), as the case may be, to the Administrative Agent or such Lender if the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower, Holdings or any other Person.

3.02  Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03  Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04  Increased Costs; Reserves on Eurodollar Rate Loans.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii)  subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)  impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 120 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120 day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities,” as defined in Regulation D of the FRB), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender together with a schedule containing a reasonably detailed explanation and calculation thereof; and provided, further, that such additional interest shall not exceed an amount based upon an interest rate per annum equal to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Eurodollar Rate Loan from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Reserve Percentage of such Lender for such Interest Period.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05  Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower; or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

excluding any loss of anticipated profits but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06  Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.07  Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01  Conditions of Initial Credit Extension.

The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)           Documents, Certificates, Opinions and Other Instruments. The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)  executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)  a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)  [Intentionally Omitted];

(iv)  [Intentionally Omitted];

(v)   [Intentionally Omitted];

(vi)   such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vii)  such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed and is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(viii)  a favorable opinion of Timothy Davis, Esq., General Counsel of Holdings, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit J-1 and such other matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(ix)  a favorable opinion of Hughes Hubbard & Reed LLP, special New York counsel to the Loan Parties addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit J-2 and such other matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(x)  a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(xi)  a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that, to the best of his knowledge, there has not occurred since February 3, 2007 any development, change, event or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect (as defined in the Purchase Agreement), (C) that, to the best of his knowledge, there has not occurred any default or event of default in respect of the Target Assumed Indebtedness, which default or event of default could reasonably be expected to be materially adverse to any Loan Party or the Lenders and (D) that the Target Acquisition has been consummated or will be consummated contemporaneously on the Closing Date in accordance with the terms of the Purchase Agreement, without the waiver, amendment, supplement or other modification of any such terms not approved by the Administrative Agent and the Lead Arranger;

(xii)  a certificate attesting to the Solvency of Holdings and its Subsidiaries on a consolidated basis after giving effect to the Transaction, from the chief financial officer of Holdings;

(xiii)  [intentionally omitted];

(xiv)  evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(xv)  certified copies of each of the Related Documents, duly executed by the parties thereto and in form and substance satisfactory to the Lenders, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall request;

(xvi)  [intentionally omitted];

(xvii)   a duly completed Compliance Certificate signed by the chief financial officer or treasurer of the Borrower, certifying that the Consolidated Leverage Ratio, calculated on a Pro Forma Basis after giving effect to the Loans, the additional borrowings under the Existing Credit Agreement referred to in clause (e)(i) below and the Target Acquisition, as of June 30, 2007, shall not be more than 5.25:1.00; and

(xviii)   such other assurances, certificates, documents, consents or opinions as the Administrative Agent or any Lender reasonably may require.

(b)           Fees.  (i) All fees required to be paid to the Administrative Agent and the Lead Arranger on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c)           Counsel’s Fees.  The Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such reasonable fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d)           Borrower Information. All of the information made available to the Administrative Agent prior to August 8, 2007 shall be complete and correct in all material respects; and since August 8, 2007, no changes or developments shall have occurred, and no new or additional information shall have been received or discovered by the Administrative Agent or the Lenders regarding Holdings, the Borrower and their respective Subsidiaries or the Transaction that (A) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (B) purports to materially adversely affect the Facility or any other aspect of the Transaction.

(e)           Target Acquisition, Etc.  (i) The Borrower shall have received at least $35,000,000 in gross proceeds from borrowings under the Existing Credit Agreement contemporaneously on the Closing Date and (ii) the Target Acquisition shall have been consummated or shall be consummated contemporaneously on the Closing Date in accordance with the terms of the Purchase Agreement, without the waiver, amendment, supplement or other modification of any such terms not approved by the Administrative Agent and the Lead Arranger.

(f)           Corporate Rating.  The Borrower shall have used commercially reasonable efforts to obtain confirmation or modification of the ratings given to its corporate credit by Moody’s and S&P.

(g)           [Intentionally Omitted].

(h)           [Intentionally Omitted].

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02  Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans of one Type to another Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)           Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b)           No Default. No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)           Request for Credit Extension. The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans of one Type to another Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01  Existence, Qualification and Power.

Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization; provided, that on the Closing Date and for the twenty (20) days thereafter, those certain Loan Parties set forth on Schedule 5.01 shall be excluded from this clause (a), (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents or Material Contracts to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02  Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document and Related Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or result in the creation of any Lien under (i) any Existing Loan Documents, (ii) any other Contractual Obligation to which such Person is a party or binding upon such Person or the properties of such Person or any of its Subsidiaries or (iii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except in each case referred to in the foregoing clauses (b)(ii), (b)(iii) and (c), to the extent that such conflict, breach, contravention or violation could not reasonably be expected to have a Material Adverse Effect.

5.03  Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or Material Contract, or for the consummation of the Transaction or (b) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents, except for such authorizations, approvals, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect.  All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

5.04  Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against such Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and by equitable principles regardless of whether considered in a proceeding in equity or at law.

5.05  Financial Statements; No Material Adverse Effect; No Internal Control Event.

(a)           The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Holdings and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)           The unaudited consolidated balance sheet of Holdings and its Subsidiaries as at June 30, 2007, and the related consolidated statements of income or operations, and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)           Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)           To the best knowledge of Holdings and the Borrower, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or could reasonably be expected to result in a misstatement in any material respect, in any financial information delivered or to be delivered to the Administrative Agent or the Lenders, of (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of Holdings and its Subsidiaries on a consolidated basis.

(e)           The consolidated forecasted balance sheets, statements of income and cash flows of Holdings and its Subsidiaries delivered pursuant to Section 4.01 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts.

(f)           On the Closing Date, there has not occurred (i) since February 3, 2007, any development, change, event or occurrence that, individually or in the aggregate (after giving effect to any funds available or reasonably likely to be available to the Loan Parties under the Escrow Agreement (as defined in the Purchase Agreement)), has had, or is reasonably likely to have, a Material Adverse Effect (as defined in the Purchase Agreement) or (ii) any default or event of default in respect of the Target Assumed Indebtedness, which default or event of default could reasonably be expected to be materially adverse to any Loan Party or the Lenders.

5.06  Litigation.

There are no actions, suits, proceedings, investigations, claims or disputes pending or, to the knowledge of Holdings or the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower, Holdings or any of its other Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document, any Related Document or the consummation of the Transaction, or (b) except as specifically disclosed in Schedule 5.06 (the “Disclosed Litigation”), either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and there has been no material adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described in Schedule 5.06.

5.07  No Default.

Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08  Ownership of Property; Liens; Investments.

(a)           Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Schedule 5.08(b) sets forth a complete and accurate list as of the Closing Date of all Liens on the property or assets of each Loan Party and each of its Subsidiaries, showing as of the Closing Date the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.  The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.08(b), and as otherwise permitted by Section 7.01.

(c)           Schedule 5.08(c) sets forth a complete and accurate list as of the Closing Date of all real property owned by each Loan Party and each of its Subsidiaries, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, record owner and net book value thereof.  Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(d)           Schedules 5.08(d)(i) and (ii) sets forth as of the Closing Date a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessee or the lessor, respectively, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, lessor, lessee and annual rental cost thereof.  Each such lease is the legal, valid and binding obligation of such Loan Party or Subsidiary party thereto, enforceable against such Loan Party or Subsidiary in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and by equitable principles regardless of whether considered in a proceeding in equity or at law.

(e)           Schedule 5.08(e) sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the Closing Date (other than Investments in Subsidiaries), showing as of the Closing Date the amount, obligor or issuer and maturity, if any, thereof.

5.09  Environmental Compliance.

(a)           The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as specifically disclosed in

Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Except as otherwise set forth in Schedule 5.09, (i) none of the material properties currently or, to the best knowledge of Holdings and the Borrower, formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries, in each case except in compliance with all applicable Environmental Laws; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries, in each case except in compliance with all applicable Environmental Laws, and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries in violation of any Environmental Laws.

(c)           Except as otherwise set forth on Schedule 5.09, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the knowledge of Holdings and the Borrower, formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

5.10  Insurance.

The properties of the Borrower, Holdings and its other Subsidiaries are insured with financially sound and reputable insurance companies having an A.M. Best Financial Strength Rating of at least A (other than the insurance with Arch Insurance Company which shall have an A.M. Best Financial Strength Rating of at least A-) which are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.11  Taxes.

The Borrower, Holdings and its other Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established in accordance with GAAP.  To the best knowledge of Holdings and the Borrower, there is no proposed tax assessment against the Borrower, Holdings or any other Subsidiary that would, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.  The Borrower, Holdings and its other Subsidiaries had, as of December 31, 2006, net operating loss carry forwards for U.S. Federal income tax purposes equal in the aggregate to at least $189,200,000.

5.12  ERISA Compliance.

(a)           Compliance Generally. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS (or is a prototype plan that is the subject of a favorable opinion letter from the IRS) or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Borrower and each ERISA Affiliate have made all required contributions to each Pension Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(b)           Pending Claims. There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           No ERISA or Unfunded Pension Liability. (i) No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect; (ii) no Pension Plan has any Unfunded Pension Liability that could reasonably be expected to result in a liability in an amount in excess of $50,000,000; and (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (A) under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (B) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability), or (C) as a result of a transaction that could be subject to Section 4069 or 4212(c) of ERISA, which liability described in the foregoing clauses (A) through (C), individually or in the aggregate, could reasonably be expected to exceed $50,000,000.

5.13  Subsidiaries; Equity Interests; Loan Parties.

As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such

Subsidiaries have been validly issued, are fully paid and non-assessable and are owned directly or indirectly by a Loan Party in the amounts specified in Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Existing Collateral Documents.  As of the Closing Date, no Loan Party has any equity investments in any other corporation or entity other than such Subsidiaries and those specifically disclosed in Part (b) of Schedule 5.13.  All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are owned by Holdings free and clear of all Liens except those created under the Existing Collateral Documents.  Set forth in Part (c) of Schedule 5.13 is a complete and accurate list of Holdings and all Loan Parties, showing as of the Closing Date, the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation.  The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a) is a true and correct copy of each such document, each of which is valid and in full force and effect as of the Closing Date.

5.14  Margin Regulations; Investment Company Act.

(a)           Margin Stock. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)           Investment Company Act. None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15  Disclosure.

The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, each of Holdings and the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16  Compliance with Laws.

Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17  Intellectual Property; Licenses, Etc.

Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, and Schedule 5.17 sets forth a complete and accurate list of all such IP Rights owned or licensed by each Loan Party and each of its Subsidiaries as of the Closing Date.  To the best knowledge of the Borrower and Holdings, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any rights held by any other Person.  Except as specifically disclosed in Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower and Holdings, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18  Solvency.

Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

5.19  Casualty, Etc.

Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20  Labor Matters.

Except as described on Schedule 5.20 hereto, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries as of the Closing Date and to the best knowledge of any Responsible Officer of the Borrower and Holdings, neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

5.21  [Intentionally Omitted].

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, each of Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

6.01  Financial Statements.

Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders (provided that the Required Lenders shall be deemed to find the following items satisfactory unless the Administrative Agent shall have received notice from the Required Lenders specifying their objections thereto within five Business Days of the Lenders’ receipt of such items):

(a)           Annual Financials. As soon as available, but in any event within 110 days after the end of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement and (ii) an opinion of such Registered Public Accounting Firm independently assessing Holdings’ internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley expressing a conclusion that contains no statement that there is a material weakness in such internal controls, except for such material weaknesses as to which the Required Lenders do not object;

(b)           Quarterly Financials. As soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of Holdings’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Holdings as fairly presenting the financial condition, results of operations and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

As to any information contained in materials furnished pursuant to Section 6.02(d), neither Holdings nor the Borrower shall be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of Holdings and the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02  Certificates; Other Information.

Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders (provided that the Required Lenders shall be deemed to find the following items satisfactory unless the Administrative Agent shall have received notice from the Required Lenders specifying their objections thereto within five Business Days of the Lenders’ receipt of such items):

(a)           [Intentionally Omitted];

(b)           Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 7.11, a statement of reconciliation conforming such financial statements to GAAP;

(c)           [Intentionally Omitted];

(d)           SEC Filings.  Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)           Other Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Existing Loans or debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of the Existing Credit Agreement or any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f)           Insurance Coverage. As soon as available, but in any event within 30 days after the end of each fiscal year of the Borrower, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its

Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(g)           Investigations. Promptly, and in any event within ten Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(h)           Related Document Notices. Not later than five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any Related Document regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and, from time to time upon request by the Administrative Agent, such information and reports regarding the Related Documents as the Administrative Agent may reasonably request;

(i)           Environmental Notices. Promptly after the assertion or occurrence thereof, notice of any action or proceeding against any Loan Party or any of its Subsidiaries, arising under, or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect;

(j)           Schedule Supplements. As soon as available, but in any event within 45 days after the end of each fiscal year of the Borrower, (i) a report supplementing Schedules 5.08(c), 5.08(d)(i) and 5.08(d)(ii), including an identification of all owned and leased real property disposed of by any Loan Party or any Subsidiary thereof during such fiscal year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased during such fiscal year and a description of such other changes in the information included in such schedules as may be necessary for such schedules to be accurate and complete; (ii) a report supplementing Schedule 5.17, setting forth (A) a list of registration numbers for all patents, trademarks, service marks, trade names and copyrights awarded to any Loan Party or any Subsidiary thereof during such fiscal year and (B) a list of all patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by any Loan Party or any Subsidiary thereof during such fiscal year and the status of each such application; and (iii) a report supplementing Schedules 5.08(e) and 5.13 containing a description of all changes in the information included in such schedules as may be necessary for such schedules to be accurate and complete, each such report to be signed by a Responsible Officer of the Borrower and to be in a form reasonably satisfactory to the Administrative Agent;

(k)           Additional Information. Promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

6.03  Notices.

Promptly notify the Administrative Agent and each Lender:

(a)           of the occurrence of any Default;

(b)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws, but only if any of the matters described in the foregoing clauses (i) through (iii) has resulted or reasonably could be expected to result in a Material Adverse Effect;

(c)           after a Responsible Officer of the Borrower or Holdings knows or has reason to know of the occurrence of any ERISA Event that could reasonably be expected to result in liability of one or more Loan Parties in excess of $1,000,000;

(d)           of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(e)           of the determination by the Registered Public Accounting Firm providing the opinion required under Section 6.01(a)(ii) (in connection with its preparation of such  opinion) or the Borrower’s determination at any time of the occurrence or existence of any Internal Control Event; and

(f)           of the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iii), and (ii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(v).

(g)           [Intentionally Omitted].

Each notice pursuant to Section 6.03 (other than Section 6.03(f)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04  Payment of Obligations.

Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Holdings, the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted,  adequate reserves in accordance with GAAP are being maintained by Holdings, the Borrower or such Subsidiary and such contest could not reasonably be expected to have a Material Adverse Effect; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05  Preservation of Existence, Etc.

(a)           Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05;

(b)           take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c)           preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06  Maintenance of Properties.

(a)           Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted;

(b)           make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c)           use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07  Maintenance of Insurance.

Maintain with financially sound and reputable insurance companies having an A.M. Best Financial Strength Rating of at least A (other than the insurance with Arch Insurance Company which shall have an A.M. Best Financial Strength Rating of at least A-) which are not Affiliates of the Borrower, insurance with respect to its properties and business against interruption, loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

6.08  Compliance with Laws.

Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09  Books and Records.

Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

6.10  Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that so long as no Event of Default has occurred and is continuing, the Administrative Agent and Lenders shall conduct no more than one such inspection per fiscal year at Borrower’s expense; provided, further, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time and from time to time during normal business hours and without advance notice.

6.11  Use of Proceeds.

Use the proceeds of the Credit Extensions to consummate the Transaction.

6.12  Covenant to Guarantee Obligations and Give Security.

(a)          Upon the formation or acquisition of any new direct or indirect Subsidiary (other than Graphic Arts Center de Mexico and any Subsidiary that is held directly or indirectly by a CFC) by any Loan Party, then the Borrower shall, at the Borrower’s expense:

(i)  within 30 days after such formation or acquisition, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a Joinder Agreement, pursuant to which such other Loan Party shall guaranty the other Loan Parties’ obligations under the Loan Documents,

(ii)  within 15 days after such formation or acquisition, furnish to the Administrative Agent a description of the real and personal properties of such Subsidiary, in detail satisfactory to the Administrative Agent,

(iii)   [intentionally omitted],

(iv)  [intentionally omitted],

(v)  within 60 days after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Guarantied Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent (certain of which opinions, in the Administrative Agent’s discretion, may be given by in-house counsel) as to the matters contained in clause (i) above, and as to such other matters as the Administrative Agent may reasonably request, and

(vi)  as promptly as practicable after such formation or acquisition, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of real property owned or held by the entity that is the subject of such formation or acquisition title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(b)           [Intentionally Omitted].

(c)           [Intentionally Omitted].

(d)           At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of such guaranties.

6.13  Compliance with Environmental Laws.

Comply, and use commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither Holdings nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14  Preparation of Environmental Reports.

At the request of the Required Lenders from time to time upon the occurrence of any release of Hazardous Materials or other event governed by Environmental Law that could reasonably be expected to materially impair the interests of the Guarantied Parties in any material property of the Loan Parties, provide to the Lenders within 90 days after such request, at the expense of the Borrower, an environmental site assessment report for any of such properties, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

6.15  Further Assurances.

Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

6.16  Compliance with Terms of Leaseholds.

Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.17  [Intentionally Omitted].

6.18  Material Contracts.

Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.19  [Intentionally Omitted].

6.20  [Intentionally Omitted].

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, Holdings and the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01  Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower, Holdings or any of its other Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following (including any financing statements filed in connection with any of the following):

(a)           Liens pursuant to any Existing Loan Document;

(b)           Liens existing on the Existing Effective Date and listed on Schedule 5.08(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(d) or Section 7.15(d), as applicable, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(d) or Section 7.15(d);

(c)           Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)           deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)            Liens securing Indebtedness permitted under Section 7.02(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)            Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary, and the applicable Indebtedness secured by such Lien is permitted under Section 7.02(g);

(k)           other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $25,000,000, provided that no such Lien shall extend to or cover Existing Collateral with a book or fair market value (whichever is higher) of over $75,000,000 in the aggregate; and

(l)            the replacement, extension or renewal of any Lien permitted by clauses (i) through (k) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby.

7.02  Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           obligations (contingent or otherwise) of the Borrower existing or arising under any Swap Contract; provided that (A) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view,” and (B) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(b)           unsecured Indebtedness of a Subsidiary of the Borrower owed to the Borrower or a wholly-owned Subsidiary of the Borrower, which Indebtedness shall (i) be on terms (including subordination terms) acceptable to the Administrative Agent and (ii) be otherwise permitted under the provisions of Section 7.03;

(c)           Indebtedness under the Loan Documents and the Existing Loan Documents;

(d)           Indebtedness (excluding Indebtedness evidenced by the Subordinated Notes) outstanding on the Existing Effective Date and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions of such Indebtedness or of Indebtedness permitted under Section 7.02(g); provided that (i) no Default shall have occurred and be continuing or would result from any such refinancing, refunding, renewal or extension on a Pro Forma Basis, (ii) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and any accrued and unpaid interest thereon, (iii) the direct or any contingent obligor with respect thereto is not changed as a result of or in connection with such refinancing, refunding, renewal or extension, and (iv) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(e)           Guarantees of Holdings, the Borrower, or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any of its Subsidiaries;

(f)           Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations, Synthetic Debt and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $25,000,000;

(g)           Indebtedness of any Person that becomes a Subsidiary of the Borrower after June 21, 2006 in accordance with the terms of Section 7.03(h), which Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower (other than Indebtedness incurred in contemplation of such Person’s becoming a Subsidiary of the Borrower);

(h)           (i) Indebtedness of any Subsidiary that is not a Loan Party owing to any other Subsidiary that is not a Loan Party and (ii) other Indebtedness of Subsidiaries which are not Loan Parties in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

(i)            other Indebtedness in any aggregate amount of up to $25,000,000 which may be secured by Liens permitted under Section 7.01(k);

(j)            other unsecured Indebtedness provided that (A) no Default exists immediately prior to, or would result from, on a Pro Forma Basis, the incurrence of such Indebtedness, (B) no portion of such Indebtedness is scheduled to be paid (either at maturity or as amortization) prior to the Maturity Date of any Loan hereunder, (C) such Indebtedness is not Indebtedness of Holdings to the Borrower or any of its Subsidiaries and (D) the material terms and conditions of such Indebtedness are not more restrictive than the terms and conditions of this Agreement;

(k)           Indebtedness evidenced by the Subordinated Notes and Indebtedness permitted under Section 7.15(d); and

(l)           Indebtedness issued as consideration for all or any portion of the purchase price of any Acquisition permitted under Section 7.03(h), provided that (A) no Default exists immediately prior to, or would result from, on a Pro Forma Basis, the incurrence of such Indebtedness, (B) such Indebtedness is not Indebtedness of a Loan Party to any other Loan Party and (C) the aggregate amount of such Indebtedness shall not exceed $20,000,000.

7.03  Investments.

Make or hold any Investments, except:

(a)           Investments held by Holdings and its Subsidiaries in the form of Cash Equivalents;

(b)          advances to officers, directors and employees of Holdings and its Subsidiaries in an aggregate amount not to exceed $2,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)           (i) Investments by Holdings and its Subsidiaries in their respective Subsidiaries outstanding on the Existing Effective Date, (ii) additional Investments by Holdings and its Subsidiaries in Loan Parties (other than Holdings), (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties and (iv) so long as no Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in wholly-owned Subsidiaries that are not Loan Parties in an aggregate amount invested from the Existing Effective Date not to exceed $20,000,000;

(d)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)           Guarantees permitted by Section 7.02;

(f)           Investments existing on the Existing Effective Date (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 5.08(e);

(g)           Investments by the Borrower in Swap Contracts permitted under Section 7.02(a);

(h)           any Acquisition; provided that each of the following conditions shall be satisfied:

 (i)  any Subsidiary created or acquired in connection with such Acquisition shall comply with the requirements of Section 6.12;

 (ii)   the lines of business of the Person to be (or the property of which is to be) so Acquired shall be substantially similar or related to one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course;

 (iii)  (A) immediately before and immediately after giving effect to any such Acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such Acquisition, Holdings and its Subsidiaries shall be in compliance with all of the covenants set forth in Section 7.11 on a Pro Forma Basis, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b); and

 (iv)  the Borrower shall have delivered to the Administrative Agent and each Lender, at least two Business Days prior to the date on which any such Acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (h) have been satisfied or will be satisfied on or prior to the consummation of such Acquisition; and

(i)           Investments by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.03 in an aggregate amount not to exceed (i) so long as the Consolidated Leverage Ratio determined on the basis of the financial statements most recently delivered in accordance with Section 6.01 is greater than to 3.50 to 1.0, $25,000,000 and (ii) so long as such Consolidated Leverage Ratio is less than or equal to 3.50 to 1.0, $50,000,000; provided that, with respect to each Investment made pursuant to this Section 7.03(i):

(i)  such Investment shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or persons performing similar functions) of the Borrower or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(ii)  such Investment shall be in property that is part of, or in lines of business that are, substantially similar or related to one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course; and

(iii)  (A) immediately before and immediately after giving effect to any such Investment, no Default shall have occurred and be continuing and (B) immediately after giving effect to such Investment, Holdings and its Subsidiaries shall be in compliance with all of the covenants set forth in Section 7.11 on a Pro Forma Basis, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b).

7.04  Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom on a Pro Forma Basis:

(a)           any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Loan Party (other than Holdings) is merging with another Subsidiary, such Loan Party shall be the continuing or surviving Person;

(b)           any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party (other than Holdings);

(c)           any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to any other Subsidiary;

(d)           in connection with any Acquisition permitted under Section 7.03, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of the Borrower and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person;

(e)           so long as no Default has occurred and is continuing or would result therefrom, each of the Borrower and any of its Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving corporation; and

(f)           any Non-Operating Subsidiary may be dissolved or liquidated so long as such dissolution or liquidation would not reasonably be expected to result in a Material Adverse Effect.

7.05  Dispositions.

Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           Dispositions of inventory in the ordinary course of business;

(c)           Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)           Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor (other than Holdings);

(e)           Dispositions permitted by Section 7.04;

(f)           Dispositions by the Borrower and its Subsidiaries of property pursuant to sale-leaseback transactions, provided that the book value of all property so Disposed of shall not exceed (i) $10,000,000 in the aggregate from and after the Closing Date or (ii) $5,000,000 in any fiscal year;

(g)           non-exclusive licenses of IP Rights in the ordinary course of business and substantially consistent with past practice for terms not exceeding ten years;

(h)           [intentionally omitted]; and

(i)           Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition on a Pro Forma Basis, and (ii) the aggregate book value of all property Disposed of in reliance on this clause (i) in any fiscal year shall not exceed $35,000,000;

provided, however, that any Disposition pursuant to Section 7.05(a) through Section 7.05(i) shall be for fair market value (as reasonably determined by the Borrower or the applicable Subsidiary).

7.06  Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)           each Subsidiary may make Restricted Payments to (i) the Borrower, (ii) any Subsidiaries of the Borrower that are Guarantors and (iii) so long as no Default has occurred and is continuing, any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)           Holdings and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)           Holdings and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(d)           Holdings may (i) declare or pay cash dividends to its stockholders and/or (ii) purchase, redeem or otherwise acquire for cash Equity Interests issued by it, so long as immediately prior to and/or after giving effect thereto on a Pro Forma Basis, no Default exists or would be caused thereby; provided, however, that if the Consolidated Leverage Ratio is greater than 3.0 to 1.0 immediately prior thereto and after giving effect thereto on a Pro Forma Basis, the aggregate amount of all such dividends, purchases, redemptions and/or acquisitions shall not exceed $50,000,000 (the “Maximum Dividend Amount”); provided, further, that if the Consolidated Leverage Ratio is greater than 3.50 to 1.0 and the Borrower applies Excess Cash Flow to the purchase of Subordinated Notes, the payment of fees arising from an offer to purchase the Subordinated Notes or the prepayment of Indebtedness permitted under Section 7.02(g) in each such case in accordance with Sections 7.15(d) or (f), the Maximum Dividend Amount shall be reduced by the amount of such repurchase, fees paid or prepayment, as the case may be, during the fiscal year during which such repurchase is effected, fees are actually paid or prepayment is actually made, as the case may be; and

(e)           the Borrower may declare and pay cash dividends to Holdings (i) in the amounts of and at the times necessary to permit Holdings to make payments permitted pursuant to Section 7.06(d) above and (ii) so long as no Default exists or would be caused thereby, in an aggregate amount not to exceed $10,000,000 in any fiscal year to permit Holdings to pay (A) reasonable and customary corporate and operating expenses (including reasonable out-of-pocket expenses for legal, administrative and accounting services provided by third parties, and compensation, benefits and other amounts payable to officers and employees in connection with their employment in the ordinary course of business and to board of director observers), (B) franchise fees or similar taxes and fees required to maintain its corporate existence, and (C) its proportionate share of the tax liability of the affiliated group of corporations that file consolidated Federal income tax returns (or that file state and local income tax returns on a consolidated basis), in each case under clauses (i) and (ii) above, only to the extent such payments are actually made by Holdings.

7.07  Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08  Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to transactions between or among the Loan Parties.

7.09  Burdensome Agreements.

Enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document or any Existing Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for any agreement in effect (A) on the Existing Effective Date and set forth on Schedule 7.09 (including the Subordinated Notes Documents) or (B) at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person, except for any agreement in effect on the Existing Effective Date and set forth on Schedule 7.09 (including the Subordinated Notes Documents); provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under (x) Section 7.02(f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness or (y) Section 7.02(i), (j) or (k) so long as such negative pledge does not limit the ability of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Existing Obligations; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10  Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11  Financial Covenants.

(a)           Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of Holdings to be less than the ratio set forth below opposite such fiscal quarter:

Four Fiscal Quarters Ending	Minimum Consolidated Interest Coverage Ratio
Closing Date through March 31, 2008	2.00 to 1.00
June 30, 2008 and each fiscal quarter thereafter	2.25 to 1.00

(b)           Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio at any time during any period of four fiscal quarters of Holdings set forth below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
Closing Date through March 31, 2008	5.75 to 1.0
June 30, 2008 through March 31, 2009	5.25 to 1.0
June 30, 2009 and each fiscal quarter thereafter	4.75 to 1.0

7.12  Capital Expenditures.

Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding (a) for each of the fiscal years ending December 31, 2007 and December 31, 2008, $60,000,000 in the aggregate for the Borrower and it Subsidiaries during any such fiscal year and (b) for each of the fiscal  years ending December 31, 2009 and thereafter, $65,000,000 in the aggregate for the Borrower and it Subsidiaries during any such fiscal year (the “Maximum Cap Ex Amount”); provided, however, that (i) so long as no Default has occurred and is continuing or would result from such expenditure, any portion of the fixed amount set forth above, if not expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next following fiscal year and (ii) if any such amount is so carried over, it will be deemed used in the applicable subsequent fiscal year after the fixed amount set forth above has been expended; and provided, further, that the Maximum Cap Ex Amount shall be increased by $2,500,000 for each $100,000,000 increase after the Existing Effective Date in the outstanding Existing Term Loans in accordance with Section 2.14 of the Existing Credit Agreement as in effect on the date hereof if and to the extent that such additional loans are applied to one or more Acquisitions permitted under Section 7.03(h).

7.13  Amendments of Organization Documents.

Amend any of its Organization Documents in any material respect adverse to the Administrative Agent or the Lenders.

7.14  Accounting Changes.

Make any change in (a) accounting policies or reporting practices, except as required by GAAP or applicable Laws, or (b) its fiscal year, except in the case of this clause (b) to a fiscal year ending December 31 or otherwise upon 30 days prior written notice to the Administrative Agent.

7.15  Prepayments, Etc. of Indebtedness.

Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except:

(a)           the prepayment of the Credit Extensions in accordance with the terms of this Agreement and the prepayment of the Existing Loans in accordance with the terms of the Existing Credit Agreement as in effect on the date hereof;

(b)           regularly scheduled or required repayments, purchases or redemptions of Indebtedness set forth in Schedule 7.02 (except any such repayment, purchase or redemption subject to Section 7.15(d) below) and refinancings and refundings of such Indebtedness in compliance with Section 7.02(d);

(c)           the consummation of the Cadmus Tender Offer;

(d)           prepayment, purchase, redemption or defeasance of the Subordinated Notes, so long as (i) immediately before and after giving effect to any such prepayment, purchase, redemption or defeasance, (x) no Default shall have occurred and be continuing and (y) Holdings and its Subsidiaries shall be in compliance with all of the covenants set forth in Section 7.11 on a Pro Forma Basis, as determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b), as applicable, (ii) no Existing Term Loans shall be applied to such prepayment, purchase, redemption or defeasance; (iii) if the Consolidated Leverage Ratio determined in accordance with the foregoing subclause (d)(i)(y) is greater than 3.50 to 1.0, no Excess Cash Flow shall be applied to such prepayment, purchase, redemption or defeasance (subject to the final proviso set forth in subclause (f) below), and (iv) to the extent funded by the issuance of Indebtedness, such Indebtedness (A) shall be subordinate in all respects to the Obligations on terms substantially the same or shall be unsecured Indebtedness, (B) shall not increase the principal amount then owed under the Subordinated Notes (except by an amount equal to a reasonable premium paid, accrued but unpaid interest and reasonable fees and expenses incurred in connection therewith), (C) shall have the same obligor, (D) shall be subject to an equal or longer maturity as the Subordinated Notes and (E) if such Indebtedness is subordinate to the Obligations, otherwise shall be subject to material terms and conditions substantially no more restrictive than the Subordinated Notes Documents;

(e)          prepayments of Indebtedness permitted under Section 7.02(b);

(f)           prepayments of Indebtedness permitted under Section 7.02(g), provided that any such prepayment shall be funded by (i) a refinancing permitted under Section 7.02(d), (ii) Existing Loans under the Existing Credit Agreement or (iii) if the Consolidated Leverage Ratio calculated on a Pro Forma Basis, as determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b), as applicable, is less than or equal to 3.50 to 1.0, Excess Cash Flow (provided, however, that if such Consolidated Leverage Ratio is greater than 3.50 to 1.0 and subject to a dollar for dollar reduction in the Maximum Dividend Amount in accordance with Section 7.06(d), the Borrower may apply up to $25,000,000 of Excess Cash Flow in the aggregate to (x) pay fees arising in connection with an offer to repurchase the Subordinated Notes, (y) purchase Subordinated Notes and/or (z) to prepay Indebtedness permitted under Section 7.02(g)); and

(g)           so long as (i) immediately before and after giving effect to any such prepayment, purchase or redemption (x) no Default shall have occurred and be continuing and (y) Holdings and its Subsidiaries shall be in compliance with all of the covenants set forth in Section 7.11 on a Pro Forma Basis, as determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b), as applicable, prepayments, purchases or redemptions of (A) the Cadmus Subordinated Notes, (B) the Equipment Loans in an aggregate amount not to exceed $13,200,000 and (C) other Indebtedness (other than the Subordinated Notes) in an aggregate amount not to exceed $5,000,000.

7.16  Amendment, Etc. of Related Documents and Indebtedness.

(a)           Cancel or terminate any Tender Offer Documents or Subordinated Notes Documents or consent to or accept any cancellation or termination thereof, except, in the case of the Subordinated Notes Documents, in connection with any transaction permitted under Section 7.15(d), (b) cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, unless the cancellation or termination thereof could not reasonably be expected to have a Material Adverse Effect, (c) amend, modify or change in any manner any term or condition of the Purchase Agreement, any Tender Offer Documents or any Subordinated Notes Documents or give any consent, waiver or approval thereunder that, in any such case, could impair the rights and remedies of the Guarantied Parties under the Loan Documents or otherwise result in a Material Adverse Effect, (d) amend, modify or change in any manner any term or condition of any Material Contract or give any consent, waiver or approval thereunder unless such amendment, modification or change could not reasonably be expected to have a Material

Adverse Effect, (e) waive any default under or any breach of any term or condition of any Tender Offer Documents or Subordinated Notes Documents, (f) waive any material default or any breach of any material term or condition of any Material Contract, (g) take any other action in connection with any Related Document that would impair in any material respect the value of the interest or rights of any Loan Party thereunder or that would impair the rights or interests of the Administrative Agent or any Lender or (h) amend, modify or change in any manner any term or condition of any Indebtedness set forth in Schedule 7.02, except for any refinancing, refunding, renewal or extension thereof permitted by Section 7.02(d) or Section 7.15(d) and except for any such amendment, modification or change that could not reasonably be expected to impair the rights and remedies of the Guarantied Parties under the Loan Documents or otherwise result in a Material Adverse Effect.

7.17  Holding Company.

In the case of Holdings, engage in any business or activity other than (a) the ownership of all outstanding Equity Interests in the Borrower and CNMW Investments, Inc., (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Loan Parties, (d) the execution and delivery of the Loan Documents and Related Documents to which it is a party and the performance of its obligations thereunder, (e) activities incidental to the businesses or activities described in clauses (a) through (d) of this Section and (f) any other activities substantially similar or related to the lines of business of Holdings in the ordinary course of business as of the date hereof to the extent otherwise permitted under the Loan Documents.

7.18  Designation of Senior Debt.

Designate any Indebtedness (other than the Indebtedness under the Loan Documents and the Existing Loan Documents) of the Borrower or any of its Subsidiaries as “Designated Senior Debt” under, and as defined in, the Subordinated Notes Documents and the Cadmus Subordinated Notes Documents.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01  Events of Default.

Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan, or (ii) pay within three Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) pay within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 2.15, 6.01(a), 6.01(b), 6.02(b),

6.03, 6.05(a), 6.05(c), 6.10, 6.11, 6.12, 6.14 or 6.17 or Article VII or (ii) any Guarantor fails to perform or observe any term, covenant or agreement set forth in the foregoing subclause (i) that Guarantor has agreed to perform or observe pursuant to Section 4.01 of the Guaranty; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days from the earlier of (i) the date that any Responsible Officer of a Loan Party has actual knowledge thereof or (ii) the date that the Administrative Agent delivers to Borrower written notice of such failure; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)           Cross-Default.  (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement (including, without limitation, the Existing Credit Agreement) evidencing, securing or relating thereto, or any other event occurs (other than (x) the occurrence of any “Change of Control” under, and as defined in, the Subordinated Note Documents, so long as the Borrower would at such time be permitted in accordance with Section 7.15(d) to prepay, purchase, redeem or defease the Subordinated Notes, and (y) the occurrence of any “Change of Control” under, and as defined in, the Cadmus Subordinated Notes Documents), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)           Insolvency Proceedings, Etc.  Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)           Judgments.  There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has an A.M. Best Financial Strength Rating of at least “A” (other than the insurance with Arch Insurance Company which shall have an A.M. Best Financial Strength Rating of at least A-), been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)           ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $50,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)           Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)            Change of Control.  There occurs any Change of Control; or

(l)             [Intentionally Omitted]; or

(m)           Subordination.  (i) The subordination provisions of the Subordinated Notes Documents (the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the Subordinated Notes; (ii) all or any material portion of the Obligations cease to constitute “Senior Debt” and “Designated Senior Debt” under the Subordinated Note Documents; or (iii) the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Administrative Agent and the Lenders or (C) that all payments of principal of or premium and interest on the Subordinated Notes, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.

8.02  Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)           [intentionally omitted]; and

(d)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or any other remedies provided by applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03  Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including the reasonable fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including reasonable fees, charges and disbursements of counsel to the respective Lenders (including the reasonable, allocated fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full in cash, to the Borrower or as otherwise required by Law.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01  Appointment and Authority.

(a)           Each of the Lenders hereby irrevocably appoints Lehman Commercial Paper Inc. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and none of Holdings, the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)           [Intentionally Omitted].

9.02  Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03  Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04  Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05  Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06  Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (and, so long as no Event of Default has occurred and is continuing, with the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the

Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07  Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08  No Other Duties, Etc.

Anything herein to the contrary notwithstanding, except as otherwise provided herein, the Lead Arranger shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents.

9.09  Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

9.10  Guaranty Matters.

The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)           [intentionally omitted];

(b)           to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder;

(c)           [intentionally omitted].

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

ARTICLE X

CONTINUING GUARANTY

10.01  Guaranty.

Holdings hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Guarantied Parties, arising hereunder and under the other Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, reasonable attorneys’ fees and expenses incurred by the Guarantied Parties in connection with the collection or enforcement thereof).  The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon Holdings, and conclusive for the purpose of establishing the amount of the Obligations, absent manifest error.  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of Holdings under this Guaranty, and Holdings hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing, whether arising as a result of any law or regulation of any jurisdiction or any other event affecting any term of the Obligations.

10.02  Rights of Lenders.

Holdings consents and agrees that the Guarantied Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:  (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations.  Without limiting the generality of the foregoing, Holdings consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Holdings under this Guaranty or which, but for this provision, might operate as a discharge of Holdings.

10.03  Certain Waivers.

Holdings waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Guarantied Party) of the liability of the Borrower; (b) any defense based on any claim that Holdings’ obligations exceed or are more burdensome than those of the

Borrower; (c) the benefit of any statute of limitations affecting Holdings’ liability hereunder; (d) subject to Section 10.05, any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Guarantied Party whatsoever; (e) subject to Section 10.05, any benefit of and any right to participate in any security now or hereafter held by any Guarantied Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.  Holdings expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.  Holdings waives any rights and defenses that are or may become available to Holdings by reason of §§ 2787 to 2855, inclusive, and §§ 2899 and 3433 of the California Civil Code.  As provided below, this Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.  The foregoing waivers and the provisions hereinafter set forth in this Guaranty which pertain to California law are included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or the Obligations.

10.04  Obligations Independent.

The obligations of Holdings hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against Holdings to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

10.05  Subrogation.

Holdings shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been paid in full in cash and performed in full and the Commitments and the Facilities are terminated.  If any amounts are paid to Holdings in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Guarantied Parties and shall forthwith be paid to the Guarantied Parties to reduce the amount of the Obligations, whether matured or unmatured.

10.06  Termination; Reinstatement.

This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are paid in full in cash and the Commitments and the Facilities with respect to the Obligations are terminated.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or Holdings is made, or any of the Guarantied Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Guarantied Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Guarantied Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of Holdings under this paragraph shall survive termination of this Guaranty.

10.07  Subordination.

Holdings hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to Holdings, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to Holdings as subrogee of the Guarantied Parties or resulting from Holdings’ performance under this Guaranty, to the payment in full in cash of all Obligations.  If the Guarantied Parties so request, any such obligation or indebtedness of the Borrower to Holdings shall be enforced and performance received by Holdings as trustee for the Guarantied Parties and the proceeds thereof shall be paid over to the Guarantied Parties on account of the Obligations, but without reducing or affecting in any manner the liability of Holdings under this Guaranty.

10.08  Stay of Acceleration.

If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against Holdings or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by Holdings immediately upon demand by the Guarantied Parties.

10.09  Condition of Borrower.

Holdings acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as Holdings requires, and that none of the Guarantied Parties has any duty, and Holdings is not relying on the Guarantied Parties at any time, to disclose to Holdings any information relating to the business, operations or financial condition of the Borrower or any other guarantor (Holdings waiving any duty on the part of the Guarantied Parties to disclose such information and any defense relating to the failure to provide the same).

10.10  Additional Guarantor Waivers and Agreements.

(a)           Holdings understands and acknowledges that if the Guarantied Parties foreclose judicially or nonjudicially against any real property security for the Obligations, that foreclosure could impair or destroy any ability that Holdings may have to seek reimbursement, contribution, or indemnification from the Borrower or others based on any right Holdings may have of subrogation, reimbursement, contribution, or indemnification for any amounts paid by Holdings under this Guaranty.  Holdings further understands and acknowledges that in the absence of this paragraph, such potential impairment or destruction of Holdings’ rights, if any, may entitle Holdings to assert a defense to this Guaranty based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265 Cal. App. 2d 40 (1968).  By executing this Guaranty, Holdings freely, irrevocably, and unconditionally:  (i) waives and relinquishes that defense and agrees that Holdings will be fully liable under this Guaranty even though the Guarantied Parties may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the Obligations; (ii) agrees that Holdings will not assert that defense in any action or proceeding which the Guarantied Parties may commence to enforce this Guaranty; (iii) acknowledges and agrees that the rights and defenses waived by Holdings in this Guaranty include any right or defense that Holdings may have or be entitled to assert based upon or arising out of any one or more of §§ 580a, 580b, 580d, or 726 of the California Code of Civil Procedure or § 2848 of the California Civil Code; and (iv) acknowledges and agrees that the Guarantied Parties are relying on this waiver in creating the Obligations, and that this waiver is a material part of the consideration which the Guarantied Parties are receiving for creating the Obligations.

(b)           Holdings waives all rights and defenses that Holdings may have because any of the Obligations is secured by real property.  This means, among other things:  (i) the Guarantied Parties may collect from Holdings without first foreclosing on any real or personal property collateral pledged by the other Loan Parties; and (ii) if the Guarantied Parties foreclose on any real property collateral pledged by the other Loan Parties: (A) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) the Guarantied Parties may collect from Holdings even if the Guarantied Parties, by foreclosing on the real property collateral, have destroyed any right Holdings may have to collect from the Borrower.  This is an unconditional and irrevocable waiver of any rights and defenses Holdings may have because any of the Obligations is secured by real property.  These rights and defenses include, but are not limited to, any rights or defenses based upon § 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(c)           Holdings waives any right or defense it may have at law or equity, including California Code of Civil Procedure § 580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.

ARTICLE XI

MISCELLANEOUS

11.01  Amendments, Etc.

(a)           Required Lender and Unanimous Consent.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i)  waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c)), or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;

(ii)   [intentionally omitted];

(iii)  extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(iv)  postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(v)   reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (B) of the second proviso to this Section 11.01(a)) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(vi)   change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(vii)  change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(viii)  [intentionally omitted];

(ix)  subject to Section 9.10, release all or substantially all of the value of the Guaranty, without the written consent of each Lender; or

(x)  [intentionally omitted];

and provided, further, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (B) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(b)           Defaulting Lenders. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

(c)           Replacement of Non-Consenting Lenders. If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

11.02  Notices; Effectiveness; Electronic Communications.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)  if to Holdings, the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of Holdings, the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)           Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except to the extent that such losses, costs, expenses or liabilities are determined by a final judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Person.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03  No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04  Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, but excluding any costs of maintaining the Platform), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all reasonable, allocated fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable, allocated fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, neither the Borrower nor any Indemnitee shall assert, and each of the Borrower and the Indemnitees hereby waives, any claim against the Borrower, any other Loan Party or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final judgment of a court of competent jurisdiction.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)           Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05  Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06  Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other

Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under the other Loan Documents (except in connection with any transaction permitted by Section 7.04(a), (d) or (e)) without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)  Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the effective date of the Assignment and Assumption with respect to such assignment, shall not be less than $1,000,000, in the case of any assignment in respect of the Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the Initial Lenders collectively hold 50.1% or more of the outstanding principal amount of the Term Loans, no consent of the Borrower shall be required pursuant to this subsection (b)(i)(B); provided, further, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)  Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)           the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required if, after giving effect to such assignment, the Initial Lenders collectively hold less than 50.1% of the outstanding principal amount of the Term Loans, unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Term Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Term Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)  Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 11.06; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)  No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)  No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender (solely with respect to any entry relating to such Lender’s Term Loans), at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01(a) that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such

Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           [Intentionally Omitted].

11.07  Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided, that in the event of any such disclosure under this clause (c), the Administrative Agent or such Lender, as the case may be, agrees to use commercially reasonable efforts to inform the Borrower of such disclosure to the extent not prohibited by Law), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or

(ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower (other than through a Person whom the Administrative Agent or such Lender actually knows to be acting in violation of his or its obligations to the Borrower or any other Loan Party).

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08  Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of Holdings, the Borrower or any other Loan Party against any and all of the obligations of Holdings, the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Holdings, the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09  Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative

Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10  Counterparts; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11  Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12  Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13  Replacement of Lenders.

If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender, or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 11.06(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14  Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY

SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15  Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16  California Judicial Reference.

If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 11.04, the Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

11.17  No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Borrower and Holdings each acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that:  (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent and the Lead Arranger, on the other hand, and each of the Borrower and Holdings is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Lead Arranger is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Lead Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or Holdings with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Lead Arranger has advised or is currently advising the Borrower, Holdings or any of their respective Affiliates on other matters) and neither the Administrative Agent nor the Lead Arranger has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Lead Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and neither the Administrative Agent nor the Lead Arranger have any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Lead Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each of the Borrower and Holdings hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

11.18  USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.

11.19  Time of the Essence.

Time is of the essence of the Loan Documents.

11.20  ENTIRE AGREEMENT.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.21  [Intentionally Omitted].

11.22  [Intentionally Omitted].

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CENVEO CORPORATION, a Delaware corporation
By: /s/ Mark S. Hiltwein
Name: Mark S. Hiltwein
Title: Chief Financial Officer

CENVEO, INC., a Colorado corporation
By: /s/ Mark S. Hiltwein
Name: Mark S. Hiltwein
Title: Chief Financial Officer

        [SIGNATURE PAGE TO LOAN AGREEMENT]

LEHMAN COMMERCIAL PAPER INC., as Administrative Agent and Lender
By: /s/ Diane Albanese
Name: Diane Albanese
Title: Authorized Signatory

        [SIGNATURE PAGE TO LOAN AGREEMENT]